Exhibit 99.1	NEWS RELEASE RARE ELEMENT RESOURCES LTD. TSX: RES & NYSE AMEX: REE September 7, 2011 Ref: 20-2011

Rare Element Releases Rare Earth Metallurgical Test Results and Begins Pilot Plant Testing

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Pilot Plant testing of oxide resource begins

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Overall 80-85% recovery predicted from test program

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Further testing planned on oxide-carbonate and stockwork mineralization

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Initial testing of heavy rare earth-enriched mineralization to begin in Q4.

Lakewood, Colorado - Rare Element Resources Ltd. (TSX: RES and NYSE-AMEX: REE) (the "Company") announces the completion of the bench-scale metallurgical test program for near-surface, oxidized high-grade, rare earth-mineralized vein material from the Bull Hill Deposit at the Bear Lodge project, Wyoming. The test program resulted in the development of a process flowsheet that will become the basis for a pilot plant operation and a Preliminary Feasibility (“Pre-feasibility”) Study. Additional studies are also being conducted on the high-grade oxide-carbonate mineralization type, and on the low-grade stockwork mineralization that envelops the high-grade material. The pilot plant test is currently underway to further define an economical ore process and to develop design criteria that can be used to scale up to commercial operation. Completion of the initial pilot plant testing is scheduled for the end of October 2011. The low-grade stockwork mineralization (generally less than 1.5% REO) surrounds the resource area and is not included in the Company’s NI 43-101 resource estimate (see news release of 14 June 2011). Much of this material will be mined in the current pit design in order to access the high grade areas. These tests will determine whether the low-grade rare-earth-element (REE) mineralization can be upgraded and recovered from these areas in a simple cost effective manner.

Bench-Scale High-grade Oxide Testing

Rare-earth mineralized bodies occur as high-grade dikes and veins within the Bull Hill deposit. They include a well-defined, near-surface oxidized zone that has been the subject of most metallurgical testing to date. The oxide mineralization contains essentially no matrix carbonates or sulfides. The sulfides are completely oxidized to hydrous iron oxides, and the non-REE bearing carbonate minerals (calcite and strontianite) are completely leached from the zone, which ranges from the surface to depths of about 500 feet. These conditions created a loose and friable oxide material that allows for a simple physical mineral processing method.

In parts of the high-grade zone, the sulfides are oxidized but matrix carbonate is partially and variably leached.  This zone is termed the “oxide-carbonate” zone. A thin “transitional zone” occurs at the base of the oxide and/or oxide-carbonate zone at a depth of approximately 500 feet (150 m). The transitional zone passes relatively abruptly into the sulfide-bearing zone with typical carbonatite characteristics.

Tests on the high-grade oxide mineralization indicate that recoveries of 80 to 85 percent of rare-earth oxides (“REO”) are expected using a two-stage process. The first stage is mineral concentration, also known as physical upgrading (“PUG”). The second stage is a chemical leaching process using hydrochloric acid that produces a mixed rare-earths leachate that is precipitated as a bulk carbonate concentrate.  The series of bench-scale testing programs was completed by Mountain States R&D International (“MSRDI”), Vail, Arizona, under the direction of Dr. Roshan Bhappu. The test results show that 80-90 percent REO can be recovered in 50-60 weight percent of the original mass weight by employing a simple washing, scrubbing, and screening process that produces a mineral pre-concentrate of sand-size and finer particles. The washing and screening process uses only water as a process media and is similar to gravel washing plants that are commonly employed throughout the United States.  Using a 5 to 8 percent REO head grade sample, the pre-concentrate can be upgraded to 16-19 percent REO using this process. A parallel series of tests to verify the process has been conducted by Nagrom of Perth, Australia, under the direction of Mr. Tony Wilkinson, General Manager.

Table 1. Mineral concentration by physical upgrading of high-grade oxide material*

Sample	Weight	Assay	Distribution
	%	% REO	% REO (Recovery)
- 500 mesh	28.60	21.68	79.10
- 325 mesh	32.30	20.60	84.80
-200 mesh	35.60	19.49	88.60
-100 mesh	38.10	18.54	90.20
-48 mesh	40.10	17.83	91.10

*Using a head grade of approximately 8% REO

The pre-concentrate will be trucked to a hydrometallurgical facility located approximately 40 miles from the Bull Hill Mine site. The plant site will be selected from several sites identified in the area that are located on a railroad line with existing infrastructure. Such a location will help reduce the environmental impact associated with chemical processing.

The subsequent leaching process consists of dissolving the pre-concentrate in a 15-17 percent hydrochloric acid leach solution at a temperature of 90 degrees centigrade. This updated acid concentration for leaching is a significant reduction from the 21 percent concentration used in modeling costs in the Preliminary Economic Assessment filed in November, 2010. In addition, the leach temperature of 90 degrees is lower than many other REE leach projects and allows for lower energy consumption.

Once the rare-earth minerals are dissolved, iron is precipitated using sodium carbonate and sodium hydroxide.  A mixed rare-earth carbonate precipitate is produced by adding sodium carbonate to the rare-earth leach solution. Approximately 95 percent of the REO in the pre-concentrate is dissolved by the hydrochloric acid and recovered in the precipitate, with an upgraded concentration of approximately 40 percent REO. Optimization of the leaching and precipitation process is underway. The hydrochloric acid is regenerated in a distillation circuit using sulfuric acid and sodium chloride. This regeneration process is commonly used in the steel industry.

Table 2. Chemical concentration results from bench-scale leaching testwork

Sample:	Ce2O3	La2O3	Nd2O3	Pr2O3	Sm2O3	Y2O3	REO	Fe
	%	%	%	%	%	%	%	%
Leach residue	0.35	1.06	0.63	0.19	0.11	0.01	2.35	1.81
Iron Precipitate	3.00	1.82	1.01	0.45	0.14	0.00	6.43	17.70
Mixed Carbonate Precipitate	18.59	11.47	6.11	2.90	0.84	0.02	39.93	0.15

Pilot Plant Test Program of the High-Grade Oxide REE bulk sample

The following data are used as the basis for the pilot scale plant that commenced in early September 2011.  Hazen Research Inc., of Golden, Colorado, is contracted to conduct pilot testing of this flowsheet. Approximately 13 tons of high grade and stockwork mineralized material will be processed over the next several months to develop data for the pre-feasibility study and to support the on-going environmental permitting process.

The design criteria and flowsheet for this upcoming pre-feasibility study are as follows:

High Grade Feed Rate, stpd	1,000
Grade, % REO	3.5 – 6.0

Stockwork Feed Rate, stpd	1,000
Grade, % REO	0.5 – 1.5

Mass Reduction from PUG Plant, %
High Grade	30 – 50
Stockwork	80

Feed Rate to Hydrometallurgical Plant, stpd	400 - 500
Grade, % REO	16-19

Hydrochloric Acid Concentration, %	15 – 17

Carbonate Precipitation Rate, stpd	80 - 100
Grade, % REO	40

Figure 1.

Metallurgical Flowsheet for Oxide Zone Mineralization of Bull Hill Deposit.

Mineral concentration/physical upgrading followed by chemical concentration/leaching.

ROM Ore
Crusher
Make-Up Water
Trommel Screen
Coarse Rock to Stockpile
Solid/Liquid Separation
Attritioning
Classification
Oversize to Waste
Dewatering
HCL Leaching
Hydrochloric Acid
Neutralization/Precipitation
Soda Ash or Caustic Soda
Liquid/Solid Separation
Solid Tails
Carbonate Precipitation
Soda Ash
Recycle Hydro-chloric Acid
Liquid/Solid Separation
Drying and Packaging
Rare-Earth Carbonate
Hydrochloric Acid Regeneration and Recovery
Sulfuric Acid and Salt
Sulfate Disposal

Oxide-Carbonate Testing

The oxidized, but incompletely leached, oxide-carbonate zone in the Bull Hill deposit generally occurs beneath the oxide zone, but may locally breach the surface in select dikes and extend downward to the transitional zone. It is characterized by an absence of sulfides, with the residual iron oxides formed during the complete oxidation of the former sulfide minerals, and by variable amounts of relict matrix carbonates (calcite ± strontianite). As now defined, the transitional zone is relatively flat-lying and occurs at depth as a thin layer immediately above the sulfide-bearing carbonatite zone. It contains mixed iron oxides and sulfides, along with a significant amount of relict matrix carbonates.  The iron oxides in this zone are derived primarily from the variable partial to complete oxidation of constituent sulfide minerals. The unoxidized sulfide-bearing carbonatite at depth has not been leached of matrix carbonates and retains all of its initial sulfide content.

Metallurgy of the oxide zone REE mineralization is well established and described above. Initial metallurgical testing of the oxide-carbonate zone resource indicates that mineral pre-concentration test results are similar to those for the oxide zone mineralization. Bench-scale testwork of the oxide-carbonate mineralization is continuing at both MSRDI and Hazen Research.  Preliminary results from the mineral concentration testing are encouraging with recovery similar to the oxide mineralization. The leach testwork results are expected within the next few months.

The first set of test results indicate that rare-earth recoveries ranging from 85 to 93 percent were achieved using the same leaching criteria applied to the pre-concentrated high-grade and stockwork oxide materials.

Table 3.          Preliminary metallurgical results for the oxide-carbonate material

Experiment	Residue Analysis, %					Extraction (solids basis), %
Number	La	Ce	Pr	Nd	Eu	La	Ce	Pr	Nd	Eu
Experiment 1	0.166	0.261	0.046	0.186	0.006	92	93	85	89	85
Experiment 2	0.144	0.239	0.038	0.167	0.006	93	93	88	90	85
Experiment 3	0.144	0.223	0.038	0.162	0.005	92	93	87	90	88
Experiment 4	0.167	0.256	0.042	0.185	0.006	91	93	86	89	85

Stockwork (lower grade) Testing

Bulk-tonnage, lower grade stockwork mineralization, averages approximately 1 percent REO and occurs as an envelope around the higher-grade oxide and oxide-carbonate zones. The stockwork zone is extensive and only a small part of the potential has been tested by drill holes. Scoping metallurgical testwork was completed for the lower grade stockwork ore.  Using the same upgrading and leaching parameters as previously described, the REO content in the pre-concentrate was approximately doubled, with a mass reduction of nearly 80 percent. Subsequent hydrochloric acid leaching produced favorable rare-earth extractions. Further metallurgical testing may allow the addition of this material to the resource base.

Table 4. Mineral concentration by physical upgrading of stockwork mineralization*

Sample	Weight	Assay	Distribution
	%	% REO	% REO (Recovery)
- 500 mesh	4.60	6.01	43.3
- 200 mesh	2.80	6.88	29.0
-100 mesh	1.30	9.67	18.9
-48 mesh	1.30	8.75	17.9
- ¼ inch	9.60	4.12	62.4

*using a head grade of approximately 2.4% REO

Heavy Rare Earths Testing Plans

West of the Bull Hill resource area, the Company discovered high grades of heavy rare-earth elements in the Whitetail Ridge resource area, and in the East Taylor and Carbon target areas. All three of the mineralized zones are located in the western half of an expanding rare-earth mineralized district (the Bear Lodge REE District). Preliminary characterization of the western areas indicate high grades (>3 percent REO) and substantial quantities of the light rare-earths, along with some of the highest grades of heavy rare-earths in North American REE deposits. They are particularly enriched in europium, terbium, dysprosium, and gadolinium (Eu, Tb, Dy, and Gd).  The East Taylor and Carbon targets also contain significant yttrium.

Metallurgical samples are being collected and testing of the heavy rare-earth mineralization will begin in the fourth quarter of 2011.

Rare Element Resources Ltd (TSX: RES & AMEX: REE) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold on the Bear Lodge property.

Rare-earth elements are key components of the green energy technologies and other high-technology applications. Some of the major applications include hybrid automobiles, plug-in electric automobiles, advanced wind turbines, computer hard drives, compact fluorescent lights, metal alloys, additives in ceramics and glass, petroleum cracking catalysts, and a number of critical military applications. China currently produces more than 95 percent of the 130,000 metric tonnes of rare-earths consumed annually worldwide, and China has been reducing its exports of rare-earths each year. The rare-earth market is growing rapidly, and is projected to accelerate if green technologies continue to be implemented on a broad scale.

ON BEHALF OF THE BOARD

Jaye T. Pickarts, COO

For information, refer to the Company’s website at www.rareelementresources.com or contact:

Anne Hite, Director of Investor Relations (720) 278-2460 ahite@rareelementresources.com .

Jaye T Pickarts, (720) 278-2460 jpickarts@rareelementresources.com

Jaye T. Pickarts, P.E., serves the Board of Directors of the Company as an internal, technically Qualified Person.  Technical information in this news release has been reviewed by Mr. Pickarts and has been prepared in accordance with Canadian regulatory requirements that are set out in National Instrument 43-101.  This news release was prepared by Company management, who take full responsibility for content. Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this release.

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